Exhibit 23.1

SilbersteinUngar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

wwwsucpas.com

September 4, 2010

To the Board of Directors of

TouchIT Technologies, Inc.

Istanbul, Turkey

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

SilbersteinUngar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by TouchIT Technologies, Inc. (formerly Hotel Management Systems, Inc.) of our report dated August 11, 2010, relating to the financial statements of Hotel Management Systems, Inc., a Nevada Corporation, as of and for the years ending April 30, 2010 and 2009 and for the period from April 15, 2008 (date of inception) to April 30, 2010.

Sincerely,

 /s/ SilbersteinUngar, PLLC

SilbersteinUngar, PLLC